UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2007

ASPREVA PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

000-51169	98-0435540
(Commission File Number)	(IRS Employer Identification No.)

1203-4464 Markham Street
Victoria, British Columbia, Canada V8Z 7X8
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:  (250) 744-2488

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Fourth Amendment to the CellCept Collaboration and Promotion Agreement

On August 28, 2007, through our subsidiary Aspreva Pharmaceuticals SA, we entered into a Fourth Amendment, or the Amendment, to that certain CellCept Collaboration and Promotion Agreement, dated July 18, 2003, the Agreement, with F. Hoffman-La Roche Ltd and Hoffman-La Roche Inc., collectively, Roche. The Agreement is filed as Exhibit 10.6 to Aspreva’s Registration Statement on Form F-1 (No. 333-122234) filed with U.S. Securities and Exchange Commission on January 24, 2005, as amended.

Pursuant to the Amendment, Aspreva and Roche agreed to adjust certain elements of the proprietary sales tracking methodology used as part of the Agreement (and described below) to more accurately track the use of CellCept in transplant indications. As a result of these modifications, the Amendment also reset the baseline used in the calculation of royalty revenue pursuant to the Agreement (and more fully described below) from CHF 131 million to CHF 63 million for fiscal year 2007.  This baseline will continue to be subject to an annual price index adjustment. Any adjustments to the sales tracking methodology or the baseline, such as those as set forth in the Amendment, require the approval from the joint committee established by the Agreement.

The sales tracking methodology defined in the Agreement consists of two primary elements: a “bottoms up” detailed analysis of sales in the United States and the five major European market countries (Italy, Germany, France, U.K. and Spain), and a model for extrapolating sales in all other countries based upon performance in those major market countries. Data for these analyses are gleaned from multiple sources, including patient-level audits of all transplant medicines to capture patient market share by transplant medicines, data from national transplant patient registries, qualitative and quantitative market research, and supplemented comprehensive third party data used to validate market assumptions.

Under the Agreement, Aspreva is entitled to receive, on a quarterly basis, a royalty equivalent to an equal share of Roche’s quarterly net sales allocable to increased use of CellCept for the treatment of autoimmune diseases. In order to determine which portion of Roche’s net sales is allocable to such increased autoimmune use, the following three amounts are subtracted from Roche’s aggregate net sales for the applicable quarter: (a) the amount of such net sales that are attributable to use of CellCept in transplant indications; (b) a quarterly baseline amount; and (c) distribution charges, fixed at a mid-single digit percentage of net sales for the duration of the contract. For the purpose of these calculations, all values representing sales of CellCept are to be denominated in Swiss Francs, and all sales made in other currencies are to be converted into Swiss Francs in accordance with Roche’s standard practices at the time of sale.

 Agreement for Support of CellCept Activities Outside the U.S.

On August 28, 2007, Aspreva and Roche entered into an agreement relating to support of CellCept activities outside the U.S. with Roche, or the Support Agreement. The Support Agreement sets forth Roche’s agreement to perform several clinical trials in China for the treatment of lupus nephritis using CellCept and to undertake certain activities to prepare for the commercialization of CellCept in autoimmune indications in territories outside the U.S., Canada and the five major European market countries (Italy, Germany, France, U.K. and Spain). Pursuant to the Support Agreement, Aspreva has agreed to reimburse Roche for pre-market development activities undertaken outside the U.S., Canadian and the five major European market countries mentioned above by making a one time payment of US$20 million to Roche to be paid within thirty days of the date of the Support Agreement.

The Amendment and the Support Agreement will be filed as exhibits to Aspreva’s Form 10-Q for the quarterly period ending September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPREVA PHARMACEUTICALS CORPORATION

Dated: August 29, 2007
	By:	/s/ J. William Freytag
J. William Freytag
Chairman and Chief Executive Officer